Exhibit 99.1

Alpha Pro Tech

 L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2009

Company Reports Record Revenues and Net Income in Third Quarter 2009

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

•                  Revenue for the third quarter of 2009 increased 65.3% to a quarterly record of $16.9 million from $10.2 million in the same quarter 2008, led by a 290.1% increase in revenue in the Infection Control segment and a 67.7% increase in revenue in the Building Supply segment.

•                  Net income increased 278.8% for the third quarter of 2009 to a record $2.8 million, compared to net income of $745,000 in the same quarter of last year.

•                  The Company has accelerated production of its N-95 respirator masks in the fourth quarter due to increased demand in response to the H1N1 virus and expects significantly increased sales in the fourth quarter as compared to the third quarter.

Nogales, Arizona — October 27, 2009, Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced its financial results for the third quarter and the nine months ended September 30, 2009.

Consolidated sales for the third quarter of 2009 increased 65.3% to a quarterly record of $16.9 million from $10.2 million in the comparable quarter in 2008.   Building Supply (formerly known as Engineered Products) segment sales for the third quarter of 2009 increased by 67.7% to a quarterly record of $5.3 million, compared to $3.2 million in the same quarter of 2008.  This quarterly record is also up 40.8% sequentially from the previous quarterly record of $3.8 million set in the second quarter of 2009.  The increase for the quarter is primarily due to a 72.6% increase in sales of REX™ Synfelt synthetic roof underlayment and a 52% increase in sales of REX™ Wrap house wrap. The sales mix of the Building Supply segment for the third quarter of 2009 was 75% for synthetic roof underlayment and 25% for house wrap. This is compared to 72% for synthetic roof underlayment and 28% for house wrap in the third quarter of 2008.  Sales for the

Disposable Protective Apparel segment decreased by 3.2% to $5.3 million, compared to $5.4 million for the same period of 2008. Infection Control segment sales for the third quarter of 2009 increased by 290.1% to a quarterly record of $6.3 million, compared to $1.6 million in the same quarter of 2008. This quarterly record is also up 34.4% sequentially from the previous quarterly record of $4.7 million set in the second quarter of 2009. Mask sales were up by 378.9%, or $ 4.2 million, and shield sales were up by 156.5%, or $ 0.5 million.

Al Millar, President of Alpha Pro Tech commented, “We experienced significant increases in demand for our N-95 respirator masks due to the H1N1 Influenza A pandemic.  N-95 respirator mask sales are expected to continue to grow significantly in the fourth quarter from current levels and are expected to be substantially stronger than normal for the foreseeable future amidst concerns regarding the global H1N1 Influenza A pandemic. Sales for the Disposable Protective Apparel segment were adversely affected by a supply chain issue in which goods from Asia were delayed due to the high demand for H1N1 products.”

Mr. Millar continued, “Our REX™ Synfelt synthetic roof underlayment is perceived as a superior product in the industry, and, as the market evolves from felt paper to synthetic roof underlayment, which is a significant opportunity for the Company, we believe that we are in a very good position to secure market share.  Additionally, our high-quality, multi-color printed house wrap gives us a distinct competitive advantage in the marketplace, and our market share is expanding even during this weak building market and economic downturn.  Our Building Supply segment distribution channel strategy continues to strengthen each and every quarter and should continue to broaden our ability to take advantage of market opportunities throughout this year and into the future.”

Consolidated sales for the nine months ended September 30, 2009 increased 52.9% to $40.8 million from $26.7 million in the same period of 2008.  Building Supply segment sales increased by 75.6% to $11.3 million from $6.4 million in the same period last year, primarily due to a 100.2% increase in sales of REX™ Synfelt synthetic roof underlayment and a 32.7% increase in sales of REX™ Wrap house wrap. The sales mix of the Building Supply segment for the first nine months of 2009 was 71% for synthetic roof underlayment and 29% for house wrap. This is compared to 62% for synthetic roof underlayment and 38% for house wrap in 2008.  Sales for the Disposable Protective Apparel segment increased 6.2% to $16.2 million from $15.2 million, primarily related to increased sales to the Company’s largest distributor as well as increased sales to a broad base of the Company’s distribution network.  Infection Control segment sales increased by 166.2% to $13.3 million from $5.0 million.  Mask sales were up by 201.1%, or $6.6 million, and shield sales were up by 173.8%, or $1.9 million.

Gross profit increased by 88.5% to $8.2 million for the third quarter of 2009 from $4.4 million for the third quarter of 2008.  The gross profit margin was 48.6% for the third quarter of 2009, compared to 42.6%, in the same quarter in 2008.  Gross profit increased by 63.8% to $19.2 million for the nine months ended September 30, 2009 from $11.7 million for the same period in 2008. The gross profit margin was 47.1% for the first nine months of 2009, compared to 44.0% for the same period in 2008.

Gross profit margin for the three and nine months ended September 30, 2009 was positively affected by the change in product mix in which Infection Control segment sales, which have higher margins, increased as a percentage of total sales.

Selling, general and administrative expenses increased by 18.9% to $3.7 million for the third quarter 2009 from $3.1 million in the same quarter last year. As a percentage of net sales, selling, general and administrative expenses decreased to 21.7% for the third quarter of 2009 from 30.1% in the same quarter of 2008.  Selling, general and administrative expenses increased by $0.9 million, or 9.4%, to $10.3 million for the first nine months of 2009 from $9.4 million in the same period in 2008. As a percentage of net sales, selling, general and administrative expenses decreased to 25.3% for the first nine months of 2009 from 35.3% in the same period in 2008.

Selling, general and administrative expenses as a percentage of sales are significantly lower in 2009, and the Company believes that it can now effectively leverage the infrastructure that it has built to substantially grow the business, while decreasing expenses as a percentage of sales.

Net income for the third quarter of 2009 increased by 278.8% to a quarterly record of $2.8 million, compared to net income of $745,000 in the third quarter of 2008.  Net income as a percentage of sales for the third quarter of 2009 and 2008 was 16.7% and 7.3%, respectively.  Basic income per share for the third quarter of 2009 and 2008 was $0.13 and $0.03, respectively.  Diluted income per share for the third quarter of 2009 and 2008 was $0.12 and $0.03, respectively.

Net income for the first nine months of 2009 increased 333.8% to $5.5 million, compared to net income of $1.3 million in the same period in 2008.  Net income as a percentage of sales for the first nine months of 2009 and 2008 was 13.5% and 4.8%, respectively.  Basic and diluted income per share for the first nine months of 2009 and 2008 was $0.24 and $0.05, respectively.

The Consolidated balance sheet continued to remain strong with a current ratio of 6:1 on September 30, 2009. The Company completed the quarter with cash and cash equivalents of $9.1 million, up 98.4% from $4.5 million as of December 31, 2008, and working capital of $25.4 million. Inventories as of September 30, 2009 decreased by $2.6 million to $9.4 million, compared to $12.1 million as of December 31, 2008.

Lloyd Hoffman, Chief Financial Officer, commented, “Inventory decreased by 21.7% primarily due to a decrease in inventory for the Building Supply segment.  Our strong financial performance led to an increase in cash of $4.5 million to $9.1 million. This increase was primarily due to cash provided by operating activities of $6.8 million, partially offset by $2.1 million in cash used to repurchase stock.  During the nine months ended September 30, 2009, we repurchased and retired 1,554,900 shares of common stock.  As of September 30, 2009, we have repurchased and retired a total of 6,193,800 shares of common stock at a cost of $7.7 million through our repurchase program.  Future repurchases are expected to be funded from cash on hand and cash flow from operations.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct.  Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.  Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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-tables follow-

Consolidated Balance Sheets (Unaudited)

	September 30, 2009	December 31, 2008 (1)

Assets
Current assets:
Cash and cash equivalents	$9,084,000	$4,578,000
Accounts receivable, net of allowance for doubtful accounts of $85,000 at September 30, 2009 and $71,000 at December 31, 2008	9,693,000	5,091,000
Inventories, net	9,440,000	12,057,000
Prepaid expenses and other current assets	2,046,000	1,340,000
Deferred income taxes	593,000	510,000
Total current assets	30,856,000	23,576,000

Property and equipment, net	3,762,000	3,942,000
Goodwill, net	55,000	55,000
Intangible assets, net	191,000	202,000
Equity investments in and advances to unconsolidated affiliates	1,610,000	1,393,000
Total assets	$36,474,000	$29,168,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,346,000	$620,000
Accrued liabilities	3,115,000	1,263,000
Total current liabilities	5,461,000	1,883,000

Deferred income taxes	880,000	819,000
Total liabilities	6,341,000	2,702,000

Shareholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 22,360,954 and 23,850,855 issued and outstanding at September 30, 2009 and December 31, 2008, respectively	224,000	239,000
Additional paid-in capital	22,962,000	24,785,000
Retained earnings	6,947,000	1,442,000
Total shareholders’ equity	30,133,000	26,466,000
Total liabilities and shareholders’ equity	$36,474,000	$29,168,000

(1)                                  The consolidated balance sheet as of December 31, 2008 has been prepared using information from the audited financial statements at that date.

Consolidated Income Statements (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$16,889,000	$10,217,000	$40,763,000	$26,654,000

Cost of goods sold, excluding depreciation and amortization	8,680,000	5,862,000	21,564,000	14,931,000

Gross margin	8,209,000	4,355,000	19,199,000	11,723,000

Expenses:
Selling, general and administrative	3,659,000	3,078,000	10,299,000	9,413,000
Depreciation and amortization	165,000	151,000	487,000	433,000

Income from operations	4,385,000	1,126,000	8,413,000	1,877,000

Other income:
Equity in income of unconsolidated affiliates	47,000	85,000	217,000	123,000
Interest, net	5,000	7,000	7,000	59,000

Income before provision for income taxes	4,437,000	1,218,000	8,637,000	2,059,000

Provision for income taxes	1,615,000	473,000	3,132,000	790,000

Net income	$2,822,000	$745,000	$5,505,000	$1,269,000

Basic net income per share	$0.13	$0.03	$0.24	$0.05

Diluted net income per share	$0.12	$0.03	$0.24	$0.05

Basic weighted average shares outstanding	22,359,902	24,720,617	22,946,924	24,979,837

Diluted weighted average shares outstanding	23,113,155	24,720,617	23,337,644	24,979,837